Exhibit 10.16

FULCRUM THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective January 23, 2026

The Company’s non-employee directors shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	Member Annual Fee	Chairman Incremental Annual Fee
Board of Directors	$40,000	$30,000
Audit Committee	$7,500	$7,500
Compensation & Human Capital Management Committee	$6,000	$6,000
Nominating and Corporate Governance Committee	$5,000	$5,000
Science and Technology Committee	$6,000	$6,000

The foregoing fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Board, on such committee or in such position.

Equity Compensation

Initial Grants . Upon initial election to the Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase 64,000 shares of our common stock. The initial award shall have a term of ten years from the date of the award, and shall vest and become exercisable as to 1/36 of the shares underlying such award at the end of each successive one-month period following the grant date until the third anniversary of the grant date, subject to the director’s continued service to the Company through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of our common stock on the date of grant.

Annual Grants . Each non-employee director who has served as a member of the Board for at least six months prior to the date of our annual meeting of stockholders for a particular year will be granted, automatically and without the need for any further action by the Board, an equity award on the date of the first Board meeting held after our annual meeting of stockholders for such year of an option to purchase 32,000 shares of our common stock. The annual award shall have a term of ten years from the date of the award, and shall vest and become exercisable in full on the one-year anniversary of the grant date (or, if earlier, immediately prior to the first annual meeting of stockholders occurring after the grant date), subject to the director’s continued service to the Company through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of our common stock on the date of grant.

The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting our common stock, or any distribution to holders of our common stock other than an ordinary cash dividend.

The initial awards and the annual awards shall be subject to the terms and conditions of our 2019 Stock Incentive Plan, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.